Exhibit 5.1

                                  November 13, 1996



          United States Filter Corporation
          40-004 Cook Street
          Palm Desert, California  92211

               Re:  Registration Statement on Form S-8

          Ladies and Gentlemen:

               I am general counsel of United States Filter Corporation (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 111,975 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain officers and employees of the Company and its affiliates in connection with the exercise of options ("Options") to purchase shares of the Company's Common Stock granted under the USG Holding Corporation 1994 Stock Incentive Plan, as amended, pursuant to stock option agreements ("Stock Option Agreements") between such officers and employees and the Company, and which may be sold by such officers and employees from time to time hereafter.

               I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Stock Option Agreements and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

               Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance and, when issued upon exercise of the Options pursuant to the terms of the Stock Option Agreements, will be legally and validly issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as Exhibit
          5.1 to the Registration Statement.

                                   Very truly yours,


                                   /s/ Damian C. Georgino, Esq.